Exhibit 8.3

[LETTERHEAD OF MORGAN, LEWIS & BOCKIUS LLP]

[DATE]

Liberty Property Trust

650 E. Swedesford Road

Wayne, PA 19087

Dear Ladies and Gentlemen:

We have acted as counsel to Liberty Property Trust, a Maryland real estate investment trust (the “Company”), in connection with the proposed Mergers (as defined below) pursuant to the Agreement and Plan of Merger dated as of October 27, 2019 (as amended through the date hereof, the “Agreement”) between Prologis, Inc., a Maryland corporation (“Parent”), Prologis, L.P., a Delaware limited partnership (“Parent OP”), Lambda REIT Acquisition LLC, a Maryland limited liability company and wholly owned subsidiary of Parent (“Prologis Merger Sub”), Lambda OP Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent OP (“Prologis OP Merger Sub” and, together with Parent, Parent OP and Prologis Merger Sub, the “Parent Parties”), the Company, Liberty Property Limited Partnership, a Pennsylvania limited partnership (the “Partnership”) and Leaf Holdco Property Trust, a Maryland real estate investment trust and a wholly owned subsidiary of the Company (“New Liberty Holdco” and, together with the Company and the Partnership, the “Company Parties”). Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.  All “Section” references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”) and all references to “Treas. Reg.” are to the Treasury Regulations promulgated under the Code.

Pursuant to the Agreement and the prospectus included as part of the registration statement on Form S-4 filed with the Securities and Exchange Commission on [DATE] (as amended or supplemented through the date hereof, the “Registration Statement”), at the Company Merger Effective Time the Company Merger Sub will merge with and into the Company (the “Company Merger”) pursuant to which each Company Common Share issued and outstanding immediately prior to the Company Merger Effective Time shall be automatically converted into one (1) newly issued New Liberty Holdco Common Share in the manner set forth in the Agreement and its exhibits and schedules. Pursuant to the Agreement, the Company will elect to be disregarded as an entity separate from its owner pursuant to U.S. Treasury Regulation 301.7701-3, effective on the day immediately after the date of the Company Merger Effective Time. As of the Company Merger Effective Time, each Company Equity Award outstanding immediately prior to the Company Merger Effective Time will automatically be converted into a New Liberty Holdco Equity Award.

Pursuant to the Agreement and the Registration Statement, at the Topco Merger Effective Time, New Liberty Holdco will be merged with and into Prologis Merger Sub (the “Topco Merger” and, together with the Company Merger, the “Mergers”) pursuant to which each New Liberty Holdco Common Share will be automatically converted into the right to receive the Merger Consideration, consisting of Parent Common Stock, and any Fractional Share Consideration, generally consisting of cash, without interest, in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the VWAP of Parent Common Stock, which shall be paid to the holders of New Liberty Holdco Common Shares in the manner

Liberty Property Trust

[DATE]

set forth in the Agreement and its exhibits and schedules. Pursuant to the Agreement and the Registration Statement, any and all outstanding issuance and forfeiture conditions on any New Liberty Holdco Common Shares subject to Company Restricted Stock Awards will be deemed satisfied in full and the holders of such New Liberty Holdco Common Shares will be entitled to receive the Merger Consideration and any Fractional Share Consideration in the manner set forth in the Agreement and its exhibits and schedules. Pursuant to the Agreement and the Registration Statement, each Company RSU Award that is outstanding will vest in full and will be cancelled and converted into the right to receive shares of Parent Common Stock in the manner set forth in the Agreement and its exhibits and schedules; provided that any Company RSU Award that is payable in cash according to its terms will be paid in cash in an amount equal to the VWAP of Parent Common Stock in the manner set forth in the Agreement and its exhibits and schedules. Pursuant to the Agreement and the Registration Statement, each outstanding and unexercised Company Option will terminate and will be converted into the right to receive shares of Parent Common Stock in the manner set forth in the Agreement and its exhibits and schedules.

In connection with the Registration Statement, you have requested our opinion regarding the qualification of each of the Company Merger and Topco Merger as a “reorganization” within the meaning of Code Section 368(a).  As such, and for the purpose of rendering our opinion, we have examined and are relying, with your permission, upon (without any independent investigation or review thereof other than such investigation and review as we have deemed necessary to fulfill our professional responsibilities as counsel) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):

1.              The Agreement;

2.              The Registration Statement;

3.              The representations made to us by the Company in its letter to us dated as of the date hereof;

4.              The representations made to us by Parent in its letter to us dated as of the date hereof; and

5.              Such other instruments and documents related to the formation, organization and operation of the Company Parties and Parent Parties and to the consummation of the Mergers as we have deemed necessary or appropriate for purposes of our opinion.

For purposes of this opinion, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary), (i) that the Mergers will be consummated in the manner contemplated by, and in accordance with, the provisions of the Agreement and as described in the Registration Statement without the waiver of any material conditions to any party’s obligation to effect the Mergers or the waiver of any conditions to any party’s obligation to effect the Mergers that could adversely affect the qualification of each of the Company Merger and Topco Merger as a “reorganization” under Section 368(a) of the Code, (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the Company Merger Effective Time or Topco Merger Effective Time, as appropriate) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the accuracy of statements and representations contained in the Documents both as of the date hereof and as of the consummation date of each of the Company Merger and Topco Merger, (vi) that covenants and warranties set forth in the Documents will be complied with and (vii) that each of the Company

Liberty Property Trust

[DATE]

Merger and Topco Merger will be effective under applicable state law.  In addition, we have assumed that all instruments of any Company Party designated as stock, debt, options, warrants, or deferred compensation rights by such Company Party will be characterized in the same manner for all United States federal income tax purposes.  We have also assumed that the Company Parties and Parent Parties will report the Mergers on their U.S. federal income tax returns, and other tax filings, in a manner consistent with the opinion set forth below.

Furthermore, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to fulfill our professional responsibilities as counsel), that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take action, there is in fact no plan, intention, understanding or agreement and such action will not be taken.

Based on our examination of the foregoing items, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for U.S. federal income tax purposes, each of the Company Merger and Topco Merger will qualify as a “reorganization” within the meaning of Code Section 368(a).

Our opinion expressed herein is based upon the Code, the United States Treasury Regulations promulgated thereunder, administrative pronouncements and judicial authority, all as in effect as of the date hereof.  It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts.  Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court.  Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect.  No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion.  If any of the facts and assumptions pertinent to the United States federal income tax treatment of each of the Company Merger and Topco Merger specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion.  In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of each of the Company Merger and Topco Merger or any other transactions contemplated by the Agreement or the Registration Statement.

This opinion is being provided solely in connection with the filing of the Registration Statement.  No other person or party shall be entitled to rely on this opinion without our express written permission. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,